Exhibit 5


                                                                   Attachment 1


                                  May 22, 1998


Nextel Communications, Inc.
1505 Farm Credit Drive
McLean, Virginia  22102

                     Re: Registration Statement on Form S-8

 Ladies and Gentlemen:

     We have acted as counsel to Nextel Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8, of 21,000,000 authorized but unissued shares of the Company's Class A Common Stock, par value $.001 per share ("the Class A Common Shares"), that are issuable pursuant to the Nextel Communications, Inc. Amended and Restated Incentive Equity Plan (as amended and restated as of March 24, 1998) (the "Plan").

         We have made such investigation and have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion, and based thereon, we are of the opinion that the Class A Common Shares will be duly authorized, validly issued, fully paid and nonassessable when issued and sold in accordance with the Plan, assuming that there are sufficient authorized Class A Common Shares available at the time of any such issuance and sale and that the consideration received by the Company is at least equal to the par value of the Class A Common Shares.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                        Very truly yours,



                                        Jones, Day, Reavis & Pogue